EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MVP Network, Inc.
St. Louis, Missouri

We hereby consent to the incorporation by reference in this Registration Statement of MVP Network, Inc., on Form S-8, of our audit report dated March 27, 2008, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of MVP Network, Inc., for the fiscal year ended December 31, 2007, and to all references to our firm included in this Registration Statement.

/s/ Madsen & Associates, CPA’s Inc.
Madsen & Associates, CPA’s Inc.
Salt Lake City, Utah
January 8, 2009